Exhibit 10.33

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING AGREEMENT

DPT LABORATORIES, LTD.

AND

BARRIER THERAPEUTICS, INC.

Table of Contents

I - DEFINITIONS		5

1.1	Act	5

1.2	FDA	5

1.3	Forecasted Needs	5

1.4	Label, Labeled, or Labeling	5

1.5	Manufacturing Fee	6

1.6	Market Year	6

1.7	Materials Fee	6

1.9	Packaging	7

1.10	Product(s)	7

1.11	Specifications	7

II - PRODUCT MANUFACTURE AND SUPPLY		7

2.1	Manufacture and Purchase	7

2.2	Supply of Materials	7

	(a) Materials Supplied by COMPANY	7

	(b) Materials Supplied by DPT	8

	(c) Packaging and Labeling	8

2.3	Materials Testing	8

2.4	Material Safety Data Sheets	9

2.5	Commencement of Manufacturing for New Products	9

2.6	Purchase Orders	9

	(a) Purchase of Products	9

	(b) Forecasted Needs	9

	(c) Time of Issuance	10

	(d) Contents of Purchase Orders	10

2.7	Rejected Products	10

	(a) Rejection of Product by COMPANY	10

	(b) Replacement of Rejected Product	11

	(c) Responsibility for Costs	11

	(d) Resolution of Conflict	11

2.8	Product Price	12

	(a) Manufacturing Fees	12

	(b) Materials Fees	12

2.9	Payment	12

2.10	Late Payment	13

	(a) Late Fee	13

	(b) Collateral Security	13

2.11	Disposal Costs	13

III - SHIPMENT AND RISK OF LOSS		13

3.1	Shipment	13

3.2	Delivery Terms	14

3.3	Claims	14

IV - TERM AND TERMINATION		14

4.1	Term	14

4.2	Termination	14

4.3	Payment on Termination	15

4.4	Survival	15

V - CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE		15

5.1	Certificates of Analysis	15

5.2	Stability Testing	15

5.3	Validation Work or Additional Testing	15

5.4	FDA Inspection	16

5.5	Regulatory Filings	16

VI - WARRANTIES		16

6.1	Conformity with Specifications	16

6.2	Compliance with the Act	16

6.3	Conformity with FDA Regulations and cGMP’s	17

6.4	Compliance of Packaging and Labeling with Laws and Regulations	17

6.5	Access to DPT’s Facilities	18

6.6	Disclaimer	18

VII - PRODUCT RECALLS		18

VIII - FORCE MAJEURE		19

IX - CHANGES TO PROCESS OR PRODUCT		19

9.1	Changes by COMPANY	19

9.2	Changes by DPT	19

9.3	Changes by Regulatory Authorities	19

9.4	Obsolete Inventory	20

X - CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS		20

10.1	Confidential Information	20

	(a) Obligations of Confidentiality	20

	(b) Exceptions	21

	(c) Competing Products	21

10.2	Trademarks and Trade Names	21

XI - RESEARCH & DEVELOPMENT SERVICES		22

(PURPOSELY DELETED)		22

XII - INDEMNIFICATION		22

12.1	Indemnification by DPT	22

12.2	Indemnification by COMPANY	22

12.3	Patent and Other Intellectual Property Rights	22

	(a) Warranty by COMPANY	22

	(b) Indemnification by DPT	22

12.4	Conditions of Indemnification	23

12.5	Evidence of Liability Insurance	23

XIII - GENERAL PROVISIONS		23

13.1	Notices	23

13.2	Entire Agreement; Amendment	24

13.3	Waiver	24

13.4	Obligations to Third Parties	24

13.5	Assignment	24

13.6	Governing Law	25

	(a) Governing Law	25

	(b) Arbitration	25

	(c) Costs	27

13.7	Severability	27

13.8	Headings, Interpretation	27

13.9	Counterparts	27

13.10	Independent Contractor	27

This Manufacturing Agreement (the “Agreement”) is made as of this 31st day of March, 2005 by and between Barrier Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 600 College Road East, Princeton, New Jersey 08540 (hereinafter referred to as “COMPANY”) and DPT Laboratories, Ltd., a Texas Limited Partnership with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 (hereinafter referred to as “DPT”).

WITNESSETH:

WHEREAS, COMPANY is engaged in the distribution and sale of certain topical pharmaceutical products; and

WHEREAS, DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and distribution of pharmaceutical, over-the-counter and cosmetic products; and

WHEREAS, COMPANY desires DPT to manufacture the Products hereinafter defined to COMPANY, and DPT desires to do so.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

I -DEFINITIONS

1.1	Act

“Act” means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2	FDA

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.3	Forecasted Needs

“Forecasted Needs” means COMPANY’s estimate of Products to be ordered from DPT for each of the twelve (12) months following the month in which such estimate is provided.

1.4	Label, Labeled, or Labeling

“Label”, “Labeled”, or “Labeling” means all labels and other written, printed, or graphic matter upon: (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

1.5	Manufacturing Fee

“Manufacturing Fee” means the fee paid by COMPANY to DPT for services required to manufacture and package Products. The Manufacturing Fee is quoted in single final Product unit increments (i.e. by the bottle or tube). The Manufacturing Fee shall include services for incoming inspection of materials, compounding of bulk, packaging Product, testing Product for release and marketed product annual stability, making Product ready for shipment, and minimum product documentation (one copy of Certificate of Analysis.) The Manufacturing Fee does not include, without limitation, any research & development support, package engineering studies, validation support, FDA audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing R&D hourly rate in accordance with Section XI contained herein. In addition, the Manufacturing Fee does not include warehousing or distribution of Product, any materials costs or costs associated with establishing or manufacturing new materials such as art charges, die costs, plate costs, and packaging equipment change parts.

1.6	Market Year

“Market Year” means a period of twelve (12) consecutive months commencing on the first day of the month following the initial invoicing of Product commercially manufactured by DPT in accordance with this Agreement and beginning on January 1st of each consecutive year thereafter.

1.7	Materials Fee

“Materials Fee” is quoted in single final Product unit increments and is defined as ***. Materials Fee does not include, without limitation, costs associated with establishing, testing or manufacturing components or new materials such as reference standards, reagents, art charges, die costs, mold or tooling costs, plate costs, and packaging equipment change parts. These items will be invoiced to COMPANY at DPT’s cost on a net thirty (30) basis and COMPANY agrees to reimburse DPT for any such authorized expenditures made on COMPANY’s behalf.

1.8	Material Safety Data Sheet

“Material Safety Data Sheet” (“MSDS”) means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.9	Packaging

“Packaging” means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product.

1.10	Product(s)

“Product(s)” means product(s) (as listed in Schedule A) _manufactured, packaged, labeled and/or finished by DPT to meet the Specifications (as hereinafter defined).

1.11	Specifications

“Specifications” means the (i) raw material specifications (including chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); (vi) any and all COMPANY product, synthesis, formula, processing and quality control specifications and (vii) finished Product specifications release criteria including DPT’s Acceptable Quality Limits (“AQL’s”). Specifications shall be established and/or amended from time to time upon the written agreement of both DPT and COMPANY via a Product Change Request (“PCR”) in accordance with Section IX below.

II -PRODUCT MANUFACTURE AND SUPPLY

2.1	Manufacture and Purchase

Subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture for and provide to COMPANY, and COMPANY agrees that it will purchase from DPT, one hundred percent (100%) of the COMPANY’s requirements of the Products. COMPANY shall pay DPT for Products according to paragraph 2.8 below. DPT shall manufacture Products in accordance with the Specifications or pursuant to exceptions approved by COMPANY, and in sufficient quantity to meet COMPANY’s Forecasted Needs for the length of this Agreement.

2.2	Supply of Materials

(a)	Materials Supplied by COMPANY

If COMPANY is to supply any material for manufacture of Products as set forth under this Section, COMPANY shall notify DPT, in writing, specifying which materials it will supply. COMPANY shall provide DPT with said materials at COMPANY’s expense along with Certificates of Analysis and

MSDS sheets relating to same, at a minimum of thirty (30) days prior to DPT’s scheduled production of Product requiring said materials and in sufficient amounts for DPT’s manufacture of Product but not to exceed quantities necessary to support three (3) months of the most recently supplied Forecasted Needs or the minimum order quantity whichever is greater. COMPANY supplied material in excess of these amounts shall be either subject to storage fees or returned to COMPANY. All COMPANY supplied material shall be shipped to DPT freight prepaid. In the event COMPANY ships or causes to ship such material freight collect, DPT shall invoice COMPANY for the cost of the freight plus a reasonable administrative fee which invoice shall be paid promptly upon receipt. DPT is hereby authorized by COMPANY to return any portion of COMPANY supplied material for which no future production is planned. COMPANY shall be responsible for the quality of all COMPANY-supplied materials. COMPANY shall be responsible for the payment of all personal property and other taxes incident to the storage of COMPANY-owned material at DPT. For each lot of materials supplied by COMPANY, DPT shall perform the quality control and inspection tests as agreed to in the Specifications unless COMPANY has made arrangements in writing for pre-approved material. DPT shall have the right to reject any pre-approved material which does not meet the Specifications in accordance with paragraph 2.3 below. DPT warrants that it will maintain, for the benefit of COMPANY, complete and accurate records of the inventory of all such COMPANY-supplied materials. If requested by COMPANY, DPT will provide to COMPANY a monthly report of ending monthly inventory balance of each COMPANY supplied/owned materials stored at DPT. This reporting will be supplied exclusively on DPT forms.

(b)	Materials Supplied by DPT

DPT shall be responsible for supply, at the expense of COMPANY of all other commodities necessary for the manufacture of Products. All DPT supplied materials will be billed to COMPANY on the respective invoice for Product, into which the DPT supplied materials was converted, as part of the Materials Fee, and in addition to the Manufacturing Fee, all in accordance with the provisions of paragraph 2.8 below.

(c)	Packaging and Labeling

COMPANY shall provide DPT with Specifications (including art proofs) for Packaging and Labeling, and DPT shall purchase, at the expense of COMPANY, Packaging and Labeling in accordance with the Specifications.

2.3	Materials Testing

All materials and packaging supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with DPT’s SOP’s to determine whether or not said materials meet the Specifications. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in paragraph 2.2 of this Agreement. DPT agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

2.4	Material Safety Data Sheets

Prior to DPT’s receipt and testing, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, COMPANY shall provide MSDS sheets to DPT for finished products and all components necessary for the manufacture of Products. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

2.5	Commencement of Manufacturing for New Products

No later than three (3) months prior to the initial Market Year of a new Product added to this Agreement, COMPANY agrees to notify DPT of its delivery requirements, including firm orders for same, for the three (3) months and shall provide its Forecasted Needs for the first Market Year in order to ensure timely delivery of Product for initial sale and marketing.

2.6	Purchase Orders

(a)	Purchase of Products

COMPANY agrees to purchase from DPT all Products manufactured for COMPANY by DPT in accordance with COMPANY’s purchase orders or Forecasted Needs to the extent such Products meet the Specifications or exceptions approved by COMPANY. Products shall be ordered by COMPANY by the issuance of separate, pre-numbered purchase orders in increments of full batches and in minimum order quantities.

(b)	Forecasted Needs

No later than three (3) months prior to the initiation of the first Market Year and thereafter at the end of each month, COMPANY shall provide DPT with specific data as to its Forecasted Needs. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by COMPANY pursuant to the terms hereof, the forecast for the first three (3) months thereof shall constitute a firm order for Products, regardless of receipt of COMPANY’s actual purchase order. DPT may produce Product up to thirty (30) days prior to the requested delivery date in order to accommodate fluctuations in production demands. The second three (3) months of the period addressed in all Forecasted Needs shall be utilized by DPT for purposes of material acquisition on behalf of COMPANY and DPT production planning. DPT shall attempt to minimize the material inventory purchased on behalf of COMPANY. Certain materials, however, may have long lead times and/or require a minimum order quantity. Therefore, DPT may order the chemical and packaging components necessary to support up to six (6) months of COMPANY’s Forecasted Needs, or the applicable minimum order quantity, whichever is greater. Should COMPANY subsequently reduce its Forecasted Needs, COMPANY will be financially responsible for any material purchased by DPT on COMPANY’s behalf. DPT may require a deposit for such materials and such materials may also be subject to storage and inventory carrying cost fees.

(c)	Time of Issuance

COMPANY shall issue written purchase orders for Products to DPT at least ninety (90) days prior to the requested delivery dates if the requirements are at or below one hundred twenty-five percent (125%) of the applicable Forecasted Needs, and at least one hundred twenty (120) days prior to the requested delivery dates if the requirements exceed the Forecasted Needs by more than one hundred twenty-five percent (125%).

(d)	Contents of Purchase Orders

COMPANY’s purchase orders shall designate the desired quantities of Products, delivery dates and destinations. This Agreement allows for up to three (3) shipping destinations per batch of Product. Additional destinations can be accommodated for a shipping preparation fee to be negotiated by DPT and COMPANY.

2.7	Rejected Products

(a)	Rejection of Product by COMPANY

COMPANY may reject any Product which fails to meet the Specifications(“Rejected Product”). COMPANY shall, within twenty (20) days after its receipt of any shipment of Product and related Certificate of Analysis of Product batch (as described in paragraph 5.1 hereof), notify DPT in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice (the “Rejection Notice”) to DPT shall specify why the Product batch failed to conform to Specifications. COMPANY shall grant to DPT the right to inspect or test said Product batch. All Products shall be submitted to inspection and evaluation in accordance with DPT’s SOP’s to determine whether or not said Products meet the Specifications. If the reason for rejection set forth in the Rejection Notice is not one that affects the safety, efficacy or marketability of the Product, than the parties shall cooperate in good faith to assess whether the Product may be released.

(b)	Replacement of Rejected Product

As to any Rejected Product pursuant to paragraph 2.7(a) above (including phases of or complete batches of bulk product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all materials are available to DPIT for the manufacture. If requested, DPT shall make arrangements with COMPANY for the return or disposal of Rejected Product.

(c)	Responsibility for Costs

For the initial three (3) batches and all validation batches of a Product produced by DPT, or in the event a Rejected Product is due to COMPANY supplied information, formulations or materials, COMPANY shall bear one hundred percent (100%) of all costs directly related to and invoiced for Rejected Product including cost of destruction of the Rejected Product, which shall be conducted by COMPANY in accordance with all applicable laws and regulations. Upon the completion of all necessary validation and in the event a validated Product is rejected due to DPT’s failure to comply with applicable written procedures and such failure renders the Product unmarketable, DPT shall bear one hundred percent (100%) of the manufacturing fees, costs of all materials supplied by DPT and costs of destruction. In the event a validated Product does not meet final Specifications and results in a Rejected Product, but such failure is not due to either COMPANY supplied information or DPT’s failure to follow written procedures, the COMPANY shall bear all Materials Fees with DPT bearing all Manufacturing Fees related to Rejected Product, and with destruction to be shared equally. Destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.

(d)	Resolution of Conflict

In the event of a conflict between the test results of DPT and the test results of COMPANY with respect to any shipment of Product batch, a sample of such Product batch shall be submitted by DPT to an independent laboratory acceptable to both parties for testing against the Specifications utilizing the methods set out in the Specifications. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with paragraph 13.6 (b) below.

2.8	Product Price

(a)	Manufacturing Fees

The initial Manufacturing Fees to be paid by COMPANY to DPT are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be ***. In addition, *** are based on ***. *** in the event that ***. If the parties are *** in the most recently published monthly ***. Prices for new Products or new Product sizes, not initially included in Schedule A, shall be negotiated and DPT and COMPANY shall arrive at a mutual agreement with respect to prices at the time said new Products or new Product sizes are added to Schedule A. If a negotiated price cannot be agreed upon, final pricing for any of the above will be settled in accordance with paragraph 13.6(b) below.

(b)	Materials Fees

The Materials Fee to be paid by COMPANY to DPT shall be listed in Schedule A within ninety (90) days of commencement of the initial commercial products of the applicable Product. The Materials Fee will be adjusted once annually at the beginning of each calendar year and Schedule A shall be amended accordingly based on changes in DPT’s standard costs for materials. In the event, however, the cost of a material increases or decreases during any Market Year greater than ***, DPT may promptly upon the effective date of such increase or decrease adjust its invoice price for said material to COMPANY to compensate for the increase or decrease.

2.9	Payment

Payment for all deliveries of Product and services shall be made in U.S. dollars, net thirty (30) days, after date of DPT’s invoice therefor. Invoices shall be generated upon either (i) DPT’s quality department’s release of Product or (ii) shipment of Product from DPT; whichever occurs first. Total invoice shall be equal to the quantity of Product released times the Total Price per unit, effective on the date of Product release, as listed in Schedule A.

2.10	Late Payment

(a)	Late Fee

A late fee of one and one-half percent (1.5%) of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue COMPANY’s credit on future orders and to put a hold on any production or shipment of Product if COMPANY’s account is not current. Such hold on production or shipment shall not constitute a breach of this

Agreement by DPT. In the event credit is discontinued, a one hundred percent (100%) material deposit paid by COMPANY to DPT will be required prior to DPT ordering materials. In addition, a fifty percent (50%) Manufacturing Fee deposit will be required prior to DPT manufacturing any Product and the balance of the invoice must be paid in full prior to shipment.

(b)	Collateral Security

As collateral security for COMPANY’s payment obligations contained in this Agreement, COMPANY grants to DPT a security interest in all raw materials, inventory, work-in-progress, and finished goods ordered or produced in connection with this Agreement. Chapter 9 of the Texas Uniform Commercial Code shall govern the rights and obligations of the parties relative to the security interests granted herein.

2.11	Disposal Costs

DPT reserves the right to invoice COMPANY for all disposal costs, related to manufacture of the Products, unless the disposal relates to a Rejected Product causes by the failure of DPT to follow established written procedures.

III -SHIPMENT AND RISK OF LOSS

3.1	Shipment

Shipment of Product shall be in accordance with COMPANY instructions, provided that shipment is made in accordance with all relevant statutory requirements. Product will be shipped to COMPANY or its designee immediately upon release, Free on Board (FOB), DPT’s Plant of Manufacture. At COMPANY’s request, DPT may hold Product in DPT’s warehouse for a storage fee. Product held at DPT will be subject to payment in accordance with paragraph 2.9 above. If COMPANY requests DPT to make any miscellaneous small shipments of Product, material, or other items on COMPANY’s behalf, COMPANY agrees to reimburse DPT for any shipping charges incurred.

3.2	Delivery Terms

The purchase price of Products in Schedule A hereof shall be F.O.B., DPT’s plant of manufacture, San Antonio, Texas, freight collect. COMPANY will bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

3.3	Claims

The weights, tares and tests affixed by DPT’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by COMPANY unless made within thirty (30) days of receipt of Product by COMPANY.

IV -TERM AND TERMINATION

4.1	Term

This Agreement shall commence on the first day of the month following the mutual signing of this document and will continue until the expiration of the Fifth (5th) Market Year from the date the last Product added to Schedule A, unless sooner terminated pursuant to paragraph 4.2 below. This Agreement shall thereafter automatically renew for periods of 12 months, unless any party shall give notice to the other to the contrary at least six (6) months prior to the expiration of the initial term or any renewal term of the Agreement.

4.2	Termination

(a)	Breach. Either Party may terminate this Agreement at any time on written notice if the other party breaches its obligations herein, which breach is not remedied within sixty (60) days after written notice thereof.

(b)	Insolvency. Either Party may terminate this Agreement immediately in its entirety if the other Party files a petition for bankruptcy, is adjudged bankrupt, takes advantage of any insolvency statute, or executes a bill of sale, deed of trust or assignment for the benefit of creditors.

(c)	Failure to Supply. If DPT is unable to supply Product to meet COMPANY’s requirements for a period in excess of thirty (30) days, whether the result of a force majeure or not, then COMPANY will have the right, upon written notice to DPT, to : 1) terminate this Agreement in its entirety; 2) discontinue purchase of Product or 3) purchase Product from an alternate source.

4.3	Payment on Termination

In the event of the termination or cancellation of this Agreement for any reason, and without prejudice to any other rights and remedies available to DPT hereunder, COMPANY agrees to reimburse DPT for the Materials Fee for the manufacture of the Products based on COMPANY’s Forecasted Needs as well as for work-in-process and finished Products.

4.4	Survival

Termination of this Agreement under paragraph 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Sections VI, VII, IX, X, XI and XII hereof shall survive the termination or cancellation of this Agreement for any reason.

V -CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

5.1	Certificates of Analysis

DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to COMPANY. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each lot delivered. DPT shall send one (1) Certificate of Analysis to COMPANY at the time of the release of Product. DPT shall provide a signed Certificate of Compliance Confirming that the Products have been manufactured, tested and stored in compliance with cGMP criteria. Extraordinary reporting or documentation, outside this Agreement, may be subject to an additional charge by DPT.

5.2	Stability Testing

DPT shall perform its standard stability test program as defined in DPT’s SOP’s or as separately agreed to in accordance with a Protocol Change Request (“PCR”) for each of the Products contained herein. COMPANY shall receive a copy of DPT’s Annual Report for each Product as long as DPT is continuing to produce such Product for COMPANY and for as long as COMPANY’s account is current. If COMPANY elects to perform its own stability testing on Product, COMPANY agrees to provide DPT with a copy of the results from such testing on an annual basis.

5.3	Validation Work or Additional Testing

It is understood by the parties hereto that the responsibility for any validation work shall be the sole responsibility of COMPANY. The parties agree that for any validation work or additional testing in connection with the Product, DPT and COMPANY shall enter into a specific written Project Protocol establishing methodology and pricing for such services. It is understood between the parties hereto that if DPT is required by regulatory authority to perform validation studies or additional testing in order to legitimately continue to engage in the manufacture of the Product for COMPANY and DPT and COMPANY cannot reach an agreement on a written Project Protocol, then DPT shall be under no obligation to continue the manufacture of the Product affected by said regulation.

5.4	FDA Inspection

DPT shall advise COMPANY if an authorized agent of the FDA or other governmental agency visits DPT’s manufacturing facility and requests or requires information or changes which directly pertain to the Products. FDA audit time specific to Products will be billed to COMPANY from DPT at the then-prevailing QA hourly rate.

DPT will notify COMPANY and upon request of the COMPANY, will provide appropriately redacted copies of regulatory authority audits specifically pertaining to the Product(s) (e.g. FDA 483, Warning Letters, EMEA and local EU regulatory reports) to the COMPANY.

5.5	Regulatory Filings

COMPANY agrees to provide DPT with copies of any sections of NDA’s, ANDA’s, 510(k)’s or other regulatory filings applicable to the Products manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

DPT will endeavor to provide reasonable assistance to the COMPANY for a pre-negotiated fee with respect to providing data/documentation required for the preparation of submissions and/or responses to regulatory authority(ies).

VI -WARRANTIES

6.1	Conformity with Specifications

DPT warrants that all Products manufactured and delivered pursuant to this Agreement will have been manufactured in accordance with the Specifications for the release of the Product or pursuant to exceptions approved in writing by COMPANY prior to the time of manufacture and release.

6.2	Compliance with the Act

COMPANY shall bear sole responsibility for the validity of all test methods provided by the Company and appropriateness of all Specifications. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies, provided that if any approval, filing and/or registration is required to be obtained and/or maintained by DPT for any facility where the Product is manufactured, packaged and/or shipped, DPT shall bear sole responsibility for any such approval, filing and/or registration. COMPANY further warrants that it has obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute all Products under this Agreement, except for any approvals that are necessary in connection with any facility where the Product is manufactured, packaged and/or shipped for which DPT warrants that it has obtained any and all such necessary approvals from all applicable regulatory agencies.

6.3	Conformity with FDA regulations and cGMP’s

Subject to the provisions set forth in paragraph 6.2 and 6.4 hereof, DPT warrants that all Products manufactured, packaged, labeled, held for sale, and/or shipped pursuant to this Agreement shall have been manufactured, packaged, labeled, held for sale, and/or shipped by DPT in compliance with applicable FDA regulations and current Good Manufacturing Practices as that term is defined under the Act and any other applicable Texas law or FDA regulation. DPT warrants that no Product manufactured pursuant to this Agreement shall be adulterated or misbranded under the Act and that ownership and operation of its manufacturing, Packaging, Labeling and shipping facilities shall be in compliance with current Good Manufacturing Practices and applicable laws and FDA regulations. DPT further warrants and represents that none of its employees or representatives who will perform services pursuant to his Agreement have been debarred or are under consideration to be debarred by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

6.4	Compliance of Packaging and Labeling with Laws and Regulations

COMPANY warrants that all Labeling copy and artwork approved, designated or supplied by COMPANY shall be in compliance with all applicable laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of COMPANY, provided that DPT purchases such Packaging and Labeling as provided in paragraph 2.2 (c) hereof. COMPANY hereby represents and warrants to DPT that all COMPANY designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws, and agrees to indemnify DPT, its employees, officers, directors and representatives for any claim, loss or damage including reasonable attorney’s fees paid or incurred by any of them in connection therewith.

6.5	Access to DPT’s Facilities

COMPANY shall have direct access to DPT’s facilities, records and reports at mutually agreeable times for the sole purpose of auditing DPT’s compliance with current Good Manufacturing Practices and the Act. Such access shall in no way give COMPANY the right to any of DPT’s confidential or proprietary information. Further, such audits shall normally be limited to every twelve (12) months and three (3) designees of COMPANY who are subject to substantially similar requirements of confidentiality as COMPANY.

6.6	Disclaimer

DPT AND COMPANY MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND

FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. IN NO EVENT WILL DPT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, COST OF COVER, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF DPT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DPT’S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES OF ANY KIND, WILL NOT, IN ANY EVENT, EXCEED THE FEES PAID BY COMPANY TO DPT UNDER SECTION II OF THIS AGREEMENT.

VII -PRODUCT RECALLS

Only COMPANY may initiate any recall action. In the event (i) any government authority issues a request, directive or order that Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) DPT reasonably determines after consultation with COMPANY that the Product should be recalled because the Product does not conform to Specifications at the time of shipment by DPT, or (iv)COMPANY reasonably determines that the Product should be recalled for any reason, the parties shall take all appropriate corrective actions reasonably requested by the other party hereto or by any government agency, provided, however, COMPANY shall have the final responsibility and sole discretion to implement and execute any such recall. In the event that such recall results from the breach of DPT’s warranties under this Agreement, *** shall be responsible for the *** of the recall ***. In the event the recall results from the breach of COMPANY’s obligations or warranties under this Agreement, COMPANY shall be responsible for the expenses of the recall. For the purposes of this Agreement, the expenses of the recall shall be the expenses of notification and destruction or return of the recalled Product, as well as any reasonable out of pocket costs incurred by DPT and COMPANY in connection with any corrective action by DPT and COMPANY>

VIII -FORCE MAJEURE

Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, fires, explosion, flood, drought, war, riot, sabotage, embargo, strikes, compliance with any court order or regulation of any government entity acting with color of right or by any other cause beyond the reasonable control of the parties, whether or not foreseeable.

IX -CHANGES TO PROCESS OR PRODUCT

9.1	Changes by COMPANY

If COMPANY at any time requests a change to Product and DPT agrees such change is reasonable with regard to Product manufacture; (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written PCR reviewed and agreed upon by both DPT and COMPANY; (ii) The parties shall adjust the price of Product, if necessary, and Schedule A shall be amended accordingly, and (iii) COMPANY shall pay DPT for the costs associated with such change including, but not limited to, any additional development or validation work required, charged at DPT’s then-prevailing R&D rates in accordance with Section XI contained herein.

9.2	Changes by DPT

DPT agrees that any changes developed by DPT, which may be incorporated into the Product shall require the written approval of COMPANY via a PCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of COMPANY.

9.3	Changes by Regulatory Authorities

The parties agree that any changes required by regulatory authority, shall be incorporated into the Product as evidenced by the written approval of COMPANY via a PCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for COMPANY, such studies shall be conducted in accordance with paragraph 5.3 herein. Any costs to DPT resulting from the operation of this paragraph shall be reimbursed by COMPANY.

9.4	Obsolete Inventory

Any COMPANY-specific inventory including, but not limited to, materials, work-in-process, and Products rendered obsolete as a result of formula, artwork or packaging changes requested by COMPANY or by changes required by regulatory authority shall be reimbursed to DPT by COMPANY at DPT’s Materials Fee. At such time and unless otherwise agreed by DPT, DPT will ship the obsolete inventory to COMPANY for destruction by COMPANY. COMPANY shall bear one hundred percent (100%) of all shipping and destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and COMPANY shall indemnify DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to COMPANY’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. If DPT does not receive disposition instructions from COMPANY within ninety (90) days from date of obsolescence, obsolete inventory remaining at DPT’s facilities shall be subject to storage fees.

X -CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS

10.1	Confidential Information

(a)	Obligations of Confidentiality

All confidential information furnished by COMPANY to DPT, or by DPT to COMPANY, during the term of this Agreement, relating to the subject matter hereof, shall be kept confidential by the party receiving said confidential information, except for purposes authorized by this Agreement, and shall not be disclosed to any person or firm, unless previously authorized in writing to do so, for a period of not less than five (5) years following the date of disclosure. The party receiving said confidential information may, however, disclose the same to its responsible officers and employees who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality. It is understood that all confidential information provided by either party shall be identified or marked as such. Any oral communications which are to be considered confidential shall be reduced to writing and identified as confidential within thirty (30) days after disclosure.

(b)	Exceptions

Any other provisions hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and nonuse herein assumed shall not apply to any information which:

(1)	is at the time of disclosure or thereafter so becomes a part of the public domain; or

(2)	was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written record; or

(3)	is hereafter disclosed to the receiving party by a third party purporting not to be in violation of an obligation of confidentiality to the disclosing party relative to said information; or

(4)	is by mutual agreement of the parties hereto released from a confidential status; or

(5)	is required to be disclosed pursuant to regulatory or legal requirements.

(c)	Competing Products

It is understood and agreed that DPT manufactures products for itself and third parties, some of which may be substantially equivalent to and in competition with Products of COMPANY.

10.2	Trademarks and Trade Names

(a)	Each party hereby acknowledges that it does not have, and shall not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed.

(b)	Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

XI -RESEARCH & DEVELOPMENT SERVICES

PURPOSELY DELETED

XII -INDEMNIFICATION

12.1	Indemnification by DPT

Subject to paragraph 6.6 above, DPT will indemnify and hold COMPANY, its officers, agents and employees harmless against any and all liability, damage, fine, judgment, loss, cost, or expense (including attorney’s fees) resulting from any third party claims made or suits brought against COMPANY which arise from DPT’s breach of its warranties set forth in Section VI hereof, provided such sum does not exceed available insurance coverage.

12.2	Indemnification by COMPANY

COMPANY will indemnify and hold DPT harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against DPT which are related to the breach of any of COMPANY’s warranties provided for herein or which arise out of the promotion, distribution, use, testing or sales of Products, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety, or use to be made of Products, and claims made by reason of any Product Labeling or any Packaging containing Product (provided such packaging and Labeling was purchased by DPT as provided in paragraph 2.2 (c) hereof), unless such liability, damage, loss or expense is caused by the breach of DPT’s warranties under Section VI hereof.

12.3	Patent and Other Intellectual Property Rights

(a)	Warranty by COMPANY

COMPANY warrants that manufacture of Products or sales of Products will not infringe any patent or other proprietary rights and that COMPANY will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney’s fees) arising from claims that Products or the use of the Product names and any other trademarks, trade names, or trade dress used by COMPANY in connection with Products infringes patent or other proprietary rights of a third party.

(b)	Indemnification by DPT

DPT shall indemnify and hold COMPANY harmless from all costs, damages and expense (including reasonable attorney’s fees) arising out of any suit or action brought against COMPANY based upon a claim that any process or technical data furnished or utilized by DPT infringes any patent or other proprietary rights.

12.4	Conditions of Indemnification

If either party expects to seek indemnification from the other under paragraphs 12.1, 12.2, or 12.3 hereof, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.

12.5	Evidence of Liability Insurance

It is further agreed that each party hereto shall furnish to the other evidence of products and contractual liability insurance coverage affording not less than two million dollars ($2,000,000) each occurrence combined single limit, bodily injury/property damage and two million dollars ($2,000,000) aggregate liability limits. Each insurer shall name the other as an additional insured. Such evidence of insurance coverage can be in the form of the original policy or Certificate of Insurance which shall provide that the insurer has assumed the liability as provided for herein. In addition, such insurers shall warrant that such insurance will not be changed or canceled without at least thirty (30) days prior written notice to the respective indemnities.

XIII -GENERAL PROVISIONS

13.1	Notices

Any notices permitted or required by this Agreement shall be sent by certified or registered mail with a copy by fax and shall be effective the earlier of the date received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either party in writing:

If to DPT:	DPT Laboratories, Ltd.
Attention: President
P.O. Box 1659
San Antonio, Texas 78296
Fax: (210) 227-6132
with a copy to the General Counsel’s Office

If to COMPANY:	Barrier Therapeutics, Inc.
Attention: President
600 College Road East
Princeton, New Jersey 08540
Fax: (609) 375-2660

13.2	Entire Agreement; Amendment

The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation, acknowledgment and invoice forms and COMPANY’s Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

13.3	Waiver

No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

13.4	Obligations to Third Parties

Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations, express or implied, undertaken with any third party.

13.5	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld, except that such consent shall not be required in connection with a merger or acquisition of a substantial portion of the assets of either party by a third party and provided that the successor or assignee assumes all obligations imposed herein. Any assignments, including but not limited to, sale, transfer, or license of brand or Products, shall not release the original party hereto from their duties and obligations under this Agreement.

13.6	Governing Law

(a)	Governing Law

The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of New Jersey.

(b)	Arbitration

(i)	ANY DISPUTE, CLAIM OR CONTROVERSY ARISING FROM OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE INTERPRETATION, APPLICATION, BREACH, TERMINATION OR VALIDITY THEREOF, INCLUDING ANY CLAIM OF INDUCEMENT OF THIS AGREEMENT BY FRAUD OR OTHERWISE, WILL BE SUBMITTED FOR RESOLUTION TO ARBITRATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES THEN PERTAINING OF THE CENTER FOR PUBLIC RESOURCES (“CPR”), EXCEPT WHERE THOSE RULES CONFLICT WITH THESE PROVISIONS, IN WHICH CASE THESE PROVISIONS CONTROL. SUCH ARBITRATION SHALL BE HELD IN (I) COMPANY’S HOME COUNTY, IF THE DEMAND FOR ARBITRATION IS INITIATED BY DPT OR (II) OCEAN COUNTY, NEW JERSEY, IF THE DEMAND FOR ARBITRATION IS INITIATED BY COMPANY.

(ii)

The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

(iii)	The parties agree to cooperate: (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 20 days after the conclusion of the hearings In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

(iv)	The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

(v)	To the extent possible, the arbitration hearings and award will be maintained in confidence.

(vi)

Any court of competent jurisdiction may enter judgment upon any award. In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators’ findings of fact are clearly erroneous, and/or where the arbitrators’ conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court’s findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.

(vii)	Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(viii)	EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(c)	Costs

The costs of arbitration, including reasonable attorney’s fees, shall be borne by the losing party.

13.7	Severability

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

13.8	Headings, Interpretation

The headings used in this Agreement are for convenience only and are not a part of this Agreement.

13.9	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

13.10	Independent Contractor

In performing its services hereunder, DPT shall act as an independent contractor.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BARRIER THERAPEUTICS, INC.		DPT LABORATORIES, LTD.

By:	/s/ A. Altomari	By:	/s/ Paul Johnson
Title: COO		Title: President & COO

SCHEDULE A - 2005

Barrier Therapeutics, Inc

PRODUCT NUMBER	PRODUCT DESCRIPTION	ESTIMATED ANNUAL VOLUME	MFG. PRICE	MATERIAL PRICE	TOTAL PRICE
TBD	Ketaconazole 2% 15 gram tubes	***	***	***	***

***

1)	Manufacturing and Materials fee’s are based on annual volumes listed above
2)	Substantial changes from the above annual volume may effect Manufacturing and/or Materials fees
3)	Effective date for above Fees is January 1, 2006 through Dec. 31, 2006
4)	Shipped from San Antonio, TX
5)	Manufacture of bulk product and filling into metal tubes
6)	QA and Micro testing included

Initials/Date Barrier Therapeutics, Inc.: /s/ AA

Initials/Date DPT Laboratories: /s/ PJ